Exhibit 1.1

SUBSCRIPTION AGREEMENT

Enviva Inc.

7272 Wisconsin Ave, Suite 1800

Bethesda, Maryland 20814

The undersigned (the “Investor”) hereby confirms its agreement with Enviva Inc., a Delaware corporation (the “Issuer”), as follows:

1.                This Subscription Agreement, including the Terms and Conditions for Purchase of Equity Securities attached hereto as Annex I (collectively, this “Agreement”), is made as of the date set forth below between the Issuer and the Investor.

2.                The Issuer represents and warrants that it has authorized the sale and issuance to certain investors of shares of (i) Series A Preferred Stock, par value $0.001, of the Issuer (the “Preferred Shares”) with such terms as set forth in the form of Certificate of Designations attached hereto as Annex III (the “Certificate of Designations”) or (ii) if the Minimum Price Condition (as defined below) is satisfied, common stock of the Issuer, par value $0.001 per share (“Common Stock”) for an aggregate purchase price of up to $250,000,000, at a price per Preferred Share or share of Common Stock equal to the official closing price of the Common Stock on the NYSE on March 1, 2023 (the “Price Per Share”). Each Preferred Share shall be convertible into one share of Common Stock of the Issuer, subject to adjustment for any stock dividends, splits, combinations and similar events as set forth in the Certificate of Designations.

3.                Subject to the terms and conditions set forth in this Agreement, Investor hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Investor, upon the payment of the total purchase price set forth on the signature page hereto (the “Purchase Price”), the number of (i) Preferred Shares or (ii) if the Price Per Share is equal to or greater than the lower of (a) the closing price of the Common Stock on the New York Stock Exchange (the “NYSE”) on February 28, 2023, and (b) the average closing price of the Common Stock on the NYSE for the five trading days immediately preceding February 28, 2023 (the “Minimum Price Condition”), shares of Common Stock (the “Acquired Shares”) equal to the Purchase Price divided by the Price Per Share, rounded down to the nearest whole share (such subscription and issuance, the “Subscription”). The Acquired Shares shall be purchased pursuant to the Terms and Conditions for Purchase of Equity Securities attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein.

4.                Investor represents and warrants that, as of the date hereof and on the Closing Date, it (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Investor is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined above) and Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Investor has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

5.                Investor understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Investor understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Investor absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates or book-entry records representing the Acquired Shares shall contain a legend to such effect. Investor understands and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Investor may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Investor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

6.                Investor understands and agrees that Investor is purchasing the Acquired Shares directly from the Issuer. Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to Investor by the Issuer or any of its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Agreement.

7.                In making its decision to subscribe for and purchase the Acquired Shares, Investor represents that it has relied solely upon its own independent investigation. Investor acknowledges and agrees that Investor has received such information as Investor deems necessary in order to make an investment decision with respect to the Acquired Shares. Investor represents and agrees that Investor and Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Investor has sought such accounting, legal and tax advice as Investor has considered necessary to make an informed investment decision. Alone, or together with any professional advisor(s), Investor represents and acknowledges that Investor has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Investor and that Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of Investor’s investment in the Acquired Shares.

[Remainder of Page Left Blank Intentionally. Signature Page Follows.]

Aggregate Purchase Price: $[●]

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: __________________________, 2023

INVESTOR

By:
Print Name:
Title:
Address:

E-mail:
Phone:

Agreed and Accepted

this _____ day of __________, 2023:

ENVIVA INC.

By:
Name:
Title:

[Signature Page to Subscription Agreement]

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF EQUITY SECURITIES

1.              Authorization and Sale of the Securities. Subject to the terms and conditions of this Agreement, the Issuer has authorized the issuance and sale of the Acquired Shares and, if applicable, the issuance of the Common Stock issuable upon conversion of the Preferred Shares.

2.              Agreement to Sell and Purchase the Securities.

2.1         At the Closing (as defined in Section 6.1), the Issuer will sell to the Investor, and the Investor will purchase from the Issuer, upon the terms and conditions set forth herein, the Acquired Shares for the Purchase Price.

2.2         The Issuer proposes to enter into substantially this same form of Subscription Agreement (including with respect to price per share, type of equity security and closing conditions and delivery) with certain other investors (the “Other Investors”), including affiliates of Riverstone Holdings LLC (“Riverstone”) and Inclusive Capital Partners (“Inclusive”), and expects to complete sales of Preferred Shares or shares of Common Stock to them (such shares, together with the Acquired Shares, the “Equity Securities”). The Investor and the Other Investors, if any, are hereinafter collectively referred to as the “Investors,” and this Agreement and the Subscription Agreements executed by the Other Investors are hereinafter collectively referred to as the “Agreements.”

3.              Registration Rights. Substantially concurrently with the Closing, Issuer agrees to enter into a Registration Rights Agreement with the Investors, substantially in the form set forth in Annex III (the “Registration Rights Agreement”).

4.              Stockholder Approval. If the Acquired Shares are Preferred Shares, promptly following Closing, the Company covenants and agrees to take such steps and make such filings as are necessary to seek approval from its stockholders for the issuance of the Common Stock issuable upon conversion of the Preferred Shares to the Investors as required pursuant to Rule 312.03 of the New York Stock Exchange Listed Company Manual; provided that such stockholder approval may be included in the Company’s proxy statement for its annual meeting of stockholders to be held on or before June 30, 2023.

5.              Voting Agreement. On the date hereof, Investor has entered into a voting agreement with each of the Other Investors with respect to voting in favor of the issuance of the Common Stock if Shareholder Approval is required (the “Voting Agreement”).

6.              Closing and Delivery of the Equity Securities and Purchase Price.

6.1         Closing.

(a)            The completion of the purchase and sale of the Equity Securities (the “Closing”) shall occur, unless otherwise agreed upon by the Issuer, at Vinson & Elkins L.L.P., Texas Tower, 845 Texas Avenue, Suite 4700, Houston, Texas 77002 on March 20, 2023 (the “Closing Date”).

(b)            At the Closing, the Issuer shall cause to be delivered to the Investor in book-entry form the Acquired Shares registered in the name of the Investor or, if so indicated on the Investor Questionnaire attached hereto as Exhibit A, in the name of a nominee designated by the Investor not later than two business days prior to the Closing Date; and the Purchase Price for the Acquired Shares set forth on the signature page hereto will be delivered by or on behalf of the Investor to the Issuer.

(c)            Each book entry for the Acquired Shares shall contain a notation, and each certificate (if any) evidencing the Acquired Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

(d)            At the Closing, the parties hereto shall execute and deliver the Registration Rights Agreement and such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Agreement.

6.2           Conditions to the Obligations of the Parties.

(a)            Conditions to the Issuer’s Obligations. The Issuer’s obligation to issue and sell the Acquired Shares to the Investor shall be subject to: (i) the delivery by the Investor, in accordance with the provisions of this Agreement, of the Purchase Price for the Acquired Shares; and (ii) the accuracy of the representations and warranties made by the Investor in this Agreement and the fulfillment of those undertakings of the Investor in this Agreement to be fulfilled prior to the Closing Date.

(b)            Conditions to the Investor’s Obligations. The Investor’s obligation to purchase the Acquired Shares will be subject to (i) the delivery by the Issuer of the Acquired Shares in accordance with the provisions of this Agreement, (ii) delivery by Issuer of the Registration Rights Agreement, (iii) each Investor has delivered a Voting Agreement and each nominee of an Investor has delivered a joinder to the Voting Agreement, (iv) the accuracy of the representations and warranties made by the Issuer and the fulfillment of those undertakings of the Issuer to be fulfilled prior to the Closing Date, in each case as contained in this Agreement, and (v) the purchase by Riverstone and Inclusive on the Closing Date of the Equity Securities they have agreed to purchase. The Investor’s obligations are expressly not conditioned on the purchase by any or all of the Other Investors (other than Riverstone and Inclusive) of the Equity Securities that they have agreed to purchase from the Issuer.

7.              Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Issuer and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the Acquired Shares and the payment therefor.

8.              Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (c) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(a)            if to the Issuer, to:

Enviva Inc.

7272 Wisconsin Avenue, Suite 1800

Bethesda, MD 20814
Attention: Jason Paral

Email: Jason.Paral@envivabiomass.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

Texas Tower

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: Ramey Layne

Email: rlayne@velaw.com

(b)            if to the Investor, at its address on the signature page hereto, or at such other address or addresses as may have been furnished to the Issuer in writing.

9.              Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Issuer and the Investor.

10.            Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.

11.            Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

12.            Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction. Except as set forth below, no proceeding may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the parties hereby consent to the jurisdiction of such courts and personal service with respect thereto. All parties hereby waive all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. All parties agree that a final judgment in any such proceeding brought in any such court shall be conclusive and binding upon each party and may be enforced in any other courts in the jurisdiction of which a party is or may be subject, by suit upon such judgment.

13.            Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. Delivery of an executed counterpart by facsimile or portable document format (.pdf) shall be effective as delivery of a manually executed counterpart thereof.

14.            Press Release. The Issuer and the Investor agree that, on the date hereof, the Issuer shall issue a press release announcing the Agreements and, no later than four business days after the date hereof, the Issuer shall file a Current Report on Form 8-K with the Commission disclosing all required information.

15.            Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

EXHIBIT A

ENVIVA INC.

INVESTOR QUESTIONNAIRE

Pursuant to Section 6.1 of Annex I to the Agreement, please provide us with the following information:

1.	The exact name that your Acquired Shares are to be registered in. You may use a nominee name if appropriate:
2.	The relationship between the Investor and the registered holder listed in response to item 1 above:
3.	The mailing address of the registered holder listed in response to item 1 above:
4.	The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:
9.	Existing AST Account Number (if applicable):
10.	Email Address:

A-1